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                                                                   EXHIBIT 10.24


                                  May 8, 1997
Mr. Robert Cohen
58 Heathrow Lane
Sugarland, TX 77479


Dear Rob:

     This letter will evidence the agreement between Horizon Medical Products, Inc. ("HMP") and you concerning certain services that you will perform for HMP, as follows:

     1. At the next shareholders' meeting of HMP following the date of this Agreement, you will be named as an advisory director of HMP. As an advisory director, you will be entitled to attend meetings of the HMP board of directors and provide advice to the board, although you will not have any vote as a director of HMP. Your advice will also be requested from time to time by officers of HMP. D&O Liability Policy No. 751056406-97 is effective as of January 15, 1997 and is intended to cover your activities as an advisory director of HMP. Such policy will be kept in force during the pendency of your serving as an advisory director of HMP.

     2. In your capacity as an advisory director, you will be requested by HMP to provide HMP from time to time with information and direction that will lead HMP to an acquisition of or merger with another company. Your services may include discussions and/or negotiations with potential acquisition or merger partners. In the event that your efforts for HMP result in an acquisition or merger of HMP and a third party, you will earn a success fee of either 2.5% of the acquisition purchase price (including non-cash value) payable by HMP to a company that HMP acquires or 2.5% of the acquisition purchase price (including non-cash value) payable by the purchasers to HMP or its shareholders when HMP is acquired. Such acquisition purchase price includes only the amount paid by HMP for the particular business purchased by HMP in the acquisition (for example purposes only, the amount payable by HMP to Pfizer for the Vascular Access business and not the Pump business of Strato/Infusaid). Any success fee earned by you will be conditioned upon and will not be payable unless and until there is a public offering of HMP shares (the "IPO") or until all or substantially all of HMP's business or outstanding shares are acquired (the "Acquisition"). Any success fee earned by you and payable to you will be payable, at your opinion, in shares of HMP stock after the IPO or, by HMP's issuance to you of warrants or options to purchase at a nominal price HMP stock after the IPO in a sufficient number of HMP shares at the IPO price to equal the amount of service fees or, in the event of an Acquisition, in shares of the acquiring company or cash (at your option) after the Acquisition is closed.






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*** Confidential Treatment Requested

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Mr. Rob Cohen
May 8, 1997
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     3.  In addition to a success fee that you may earn, HMP will compensate you as follows: (a) $1,000 for each meeting of HMP's board of directors that you attend and (b) $1,000 per day for your assistance (minimum of five hours) when requested by an officer of HMP for strategic planning and other advisory services that you may be requested to provide. HMP will reimburse you for all reasonable travel and other expenses, when documented, that you incur on behalf of HMP.


     4. In addition to the services described in paragraph 2 above, if requested by HMP you will provide services and advice in connection with HMP's agreement or agreements with ***. If there is an IPO of HMP stock after the successful completion of such transaction, you will receive a fee for your services to HMP in connection with such transaction in the amount of $250,000. Such fee or fees will be payable by HMP's issuance to you of warrants or options to purchase at a nominal price HMP stock after the IPO in a sufficient number of HMP shares at the IPO offering price to equal the amount of such fee or fees. No additional fee or fees would be payable under paragraph 2 for the aforementioned transaction. Any amounts paid under paragraph 3 associated with the aforementioned transaction will be deducted from the total service fee or fees paid.


     5. In addition to the services provided in paragraphs 2 and 4 above, you will provide services and advice in connection with HMP's acquisition of the vascular access products business of Strato/Infusaid from Pfizer. If there is an IPO of HMP stock after the successful completion of such transaction, you will receive a fee for your services to HMP in connection with such transaction in the amount of $375,000. Such fee or fees will be payable, at your option, in shares of HMP stock after the IPO, or by HMP's issuance to you of warrants or options to purchase at a nominal price HMP stock after the IPO in a sufficient number of HMP shares at the IPO offering price to equal the amount of such fee or fees. No additional fee or fees would be payable under paragraph 2 for the aforementioned transaction. Any amounts paid under paragraph 3 associated with the aforementioned transaction will be deducted from the total service fee or fees paid.

     6. It is HMP's intent and your intent that none of your efforts on behalf of HMP will conflict with your duties and responsibilities that you now hold with Sulzer Medica.










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*** Confidential Treatment Requested

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Mr. Rob Cohen
May 8, 1997
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     7.  Either HMP or you may terminate your services to HMP under this
Agreement by giving thirty (30) days written notice to the other party. Such termination by HMP will not effect any obligation for payment by HMP pursuant to paragraph 4 or 5.

     8. You agree that all information obtained by you or given to you concerning Horizon, its business, and its products and concerning possible merger or acquisition partners with Horizon shall be treated at all times by you as confidential and proprietary information and shall not be used by you or disclosed by you to any person that is not an officer, director, or employee of Horizon.

     Please execute this letter below for purposes of evidencing your agreement to the provisions in this letter.


                                        Sincerely,

                                        HORIZON MEDICAL PRODUCTS, INC.



                                        /s/ William E. (Bill) Peterson, Jr.
                                        William E. (Bill) Peterson, Jr.
                                        President

AGREED AND CONSENTED TO:

/s/ Robert Cohen
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Robert Cohen
May 10, 1997